Exhibit 5.1

Partners:
Paul Aherne	**
Joanne Collett	*
Mark Cummings	*****
Nicholas Davies	***	16 October 2020	Our Ref: KK/SOSA/S7857-H20843
Shamar Ennis	***
James Gaden	****
Kristen Kwok	**
Jo Lit	*	Sands China Ltd. The Venetian Macao Resort Hotel L2 Executive Offices Estrada da Baía de N. Senhora da Esperança, s/n Macao
Callum McNeil	**
Alice Molan	******
Andrew Randall	**
Rupen Shah	*
Denise Wong	**

Dear Sir or Madam

SANDS CHINA LTD.

We have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in relation to the Documents (as defined in Schedule 1) being entered into by Sands China Ltd. (the “Company”) in connection with the Company’s registration statement on Form F-4 (the “Registration Statement”), filed with the Securities and Exchange Commission under the United States Securities Act of 1933 (the “Act”) on 16 October 2020, relating to the offer to exchange all of the outstanding unregistered US$800,000,000 3.800% senior notes due 2026 and US$700,000,000 4.375% senior notes due 2030 for a like principal amount of the Company’s 3.800% senior notes due 2026 (the “2026 Notes”) and 4.375% senior notes due 2030 (the “2030 Notes”, together with the 2026 Notes, the “Notes”), respectively, all of which will be registered under the Act. We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

For the purposes of giving this opinion, we have examined and relied upon the originals, copies or translations of the documents listed in Schedule 1.

In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in the Documents or the Notes nor upon matters of fact or the commercial terms of the transactions contemplated by the Documents or the Notes.

Walkers (Hong Kong)

滙嘉律師事務所 (香港)

15th Floor, Alexandra House, 18 Chater Road, Central, Hong Kong

T +852 2284 4566 F +852 2284 4560 www.walkersglobal.com

Bermuda | British Virgin Islands | Cayman Islands | Dubai | Guernsey | Hong Kong | Ireland | Jersey | London | Singapore

*Admitted in England and Wales; **Admitted in BVI; ***Admitted in Cayman Islands; ****Admitted in New South Wales (Australia); *****Admitted in Ireland; ******Admitted in Victoria (Australia)

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Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we consider relevant, and subject to the qualifications set out in Schedule 3, and under the laws of the Cayman Islands, we give the following opinions in relation to the matters set out below.

1.

The Company is an exempted company duly incorporated with limited liability, validly existing under the laws of the Cayman Islands and in good standing with the Registrar of Companies in the Cayman Islands (the “Registrar”) and possesses the capacity to sue and be sued in its own name.

2.	The Company has full corporate power and authority to execute and deliver the Documents to which it is a party and to perform its obligations under the Documents and the Notes.

3.

The Documents to which the Company is a party have been duly authorised. The Documents to which the Company is a party (other than the Global Notes (as defined in Schedule 1)) have been duly executed and, when delivered by the Company, will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their respective terms. The Global Notes, when duly executed, authenticated and delivered, will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their respective terms.

4.

The execution, delivery and performance of the Documents to which the Company is a party, the consummation of the transactions contemplated thereby and the compliance by the Company with the terms and provisions thereof do not:

(a)	contravene any law, or public rule or regulation of the Cayman Islands applicable to the Company which is currently in force; or

(b)	contravene the Memorandum and Articles (as defined in Schedule 1).

5.	Neither:

(a)	the execution, delivery or performance of any of the Documents to which the Company is a party or the Notes; nor

(b)	the consummation or performance of any of the transactions contemplated thereby by the Company,

requires the consent or approval of, the giving of notice to, or the registration with, or the taking of any other action in respect of any Cayman Islands governmental or judicial authority or agency.

We hereby consent to the use of this opinion in, and the filing hereof, as an exhibit to the Registration Statement and to the reference to our firm under the headings “Enforcement of Civil Liabilities” and “Legal Matters” in the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person without our prior written consent.

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This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/s/ Walkers

WALKERS (HONG KONG)

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SCHEDULE 1

LIST OF DOCUMENTS EXAMINED

1.

The Certificate of Incorporation dated 15 July 2009, Memorandum and Articles of Association as adopted on 31 May 2013 (the “Memorandum and Articles”), Register of Directors and Register of Officers, in each case, of the Company, copies of which have been provided to us by the Company (together the “Company Records”).

2.	The Cayman Online Registry Information System (CORIS), the Cayman Islands’ General Registry’s online database, searched on 15 October 2020.

3.	A copy of a Certificate of Good Standing dated 29 September 2020 in respect of the Company issued by the Registrar (the “Certificate of Good Standing”).

4.

Copies of executed written resolutions of the Board of Directors of the Company each dated 28 May 2020 and 16 October 2020 (the “Written Resolutions”) and copies of executed minutes of meetings of the members of the committee established by the board of directors of the Company each dated 2 June 2020 setting out the resolutions adopted at such meetings (the “Committee Minutes” and together with the “Written Resolutions”, the “Resolutions”).

5.	Copies of the following executed documents:

(a)	the registration rights agreement (the “Registration Rights Agreement”) dated 4 June 2020 entered into among the Company as issuer and representatives of the initial purchasers;

(b)	the Registration Statement dated 16 October 2020, including a prospectus (the “Prospectus”) in connection with the offer of the Notes, executed by the Company;

(c)	the indenture (the “Indenture”) dated 4 June 2020 entered into among the Company as issuer and U.S. National Bank as trustee; and

(d)	the form of global certificates included in the Indenture, which will evidence the Notes (the “Global Notes”).

The documents listed in paragraphs 5(a) to 5(d) above inclusive are collectively referred to in this opinion as the “Documents” (provided that for the purposes of Schedules 2 and 3 only, the expression “Documents” shall include the Notes).

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SCHEDULE 2

ASSUMPTIONS

1.

There are no provisions of the laws of any jurisdiction outside the Cayman Islands which would be contravened by the execution or delivery of the Documents or the offering of the Notes and, insofar as any obligation expressed to be incurred under the Documents is to be performed in or is otherwise subject to the laws of any jurisdiction outside the Cayman Islands, its performance will not be illegal by virtue of the laws of that jurisdiction.

2.	The Documents are within the capacity, power, and legal right of, and have been or will be duly authorised, executed and delivered by, each of the parties thereto (other than the Company).

3.

The Documents constitute or, when executed and delivered, will constitute the legal, valid and binding obligations of each of the parties thereto enforceable in accordance with their terms as a matter of the laws of all relevant jurisdictions (other than the Cayman Islands).

4.

The choice of the laws of the jurisdiction selected to govern each of the Documents has been made in good faith and will be regarded as a valid and binding selection which will be upheld in the courts of that jurisdiction and all relevant jurisdictions (other than the Cayman Islands).

5.

All authorisations, approvals, consents, licences and exemptions required by, and all filings and other steps required of each of the parties to the Documents outside the Cayman Islands to ensure the legality, validity and enforceability of the Documents have been or will be duly obtained, made or fulfilled and are and will remain in full force and effect and any conditions to which they are subject have been satisfied.

6.	The Board of Directors of the Company considers the execution of the Documents and the transactions contemplated thereby to be in the best interests of the Company.

7.	No disposition of property effected by the Documents is made for an improper purpose or wilfully to defeat an obligation owed to a creditor and at an undervalue.

8.

The Company was on the date of execution of the Documents to which it is a party able to pay its debts as they became due from its own moneys, and any disposition or settlement of property effected by any of the Documents is made in good faith and for valuable consideration and at the time of each disposition of property by the Company pursuant to the Documents the Company will be able to pay its debts as they become due from its own moneys.

9.

The originals of all documents examined in connection with this opinion are authentic. The signatures, initials and seals on the Documents are genuine and are those of a person or persons given power to execute the Documents under the Resolutions or any power of attorney given by the Company to execute the Documents. All documents purporting to be sealed have been so sealed. All copies are complete and conform to their originals. Any translations are a complete and accurate translation of the original document they purport to translate. The Documents and the Prospectus conform in every material respect to the latest drafts of the same produced to us and, where provided in successive drafts, have been marked up to indicate all changes to such Documents.

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10.

Any Document was either executed as a single physical document (whether in counterpart or not) in full and final form or, where any Document was executed by or on behalf of any company, body corporate or corporate entity, the relevant signature page was attached to such Document by, or on behalf of, the relevant person or otherwise with such person’s express or implied authority.

11.	The Memorandum and Articles are the memorandum and articles of association of the Company and are in force at the date hereof.

12.	The Company Records are complete and accurate and all matters required by law and the Memorandum and Articles to be recorded therein are completely and accurately so recorded.

13.

There are no records of the Company (other than the Company Records), agreements, documents or arrangements other than the documents expressly referred to herein as having been examined by us which materially affect, amend or vary the transactions envisaged in the Documents or restrict the powers and authority of the Directors of the Company in any way or which would affect any opinion given herein.

14.	The Committee Minutes were duly adopted at duly convened meetings of the Committee and such meetings were held and conducted in accordance with the Memorandum and Articles.

15.

The Written Resolutions have been duly executed by or on behalf of each Director and the signatures and initials thereon are those of a person or persons in whose name the Written Resolutions have been expressed to be signed.

16.	The Resolutions and any power of attorney given by the Company to execute the Documents remain in full force and effect and have not been revoked or varied.

17.

No resolution voluntarily to wind up the Company has been adopted by the members and no event of a type which is specified in the Memorandum and Articles as giving rise to the winding up of the Company (if any) has in fact occurred.

18.

No amounts paid to or for the account of any party under the Documents or any property received or disposed of by any party to the Documents in each case in connection with the performance of the Documents or the consummation of the transactions contemplated thereby, represent or will represent proceeds of criminal conduct or criminal property as defined in the Proceeds of Crime Law (2020 Revision) (the “POCL”) or terrorist property as defined in the POCL or the Terrorism Law (2018 Revision) (the “Terrorism Law”), each of the Cayman Islands.

19.	As a matter of all relevant laws (other than the laws of the Cayman Islands) none of the Documents constitute a security interest.

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SCHEDULE 3

QUALIFICATIONS

1.

The term “enforceable” and its cognates as used in this opinion means that the obligations assumed by any party under the Documents or the Notes are of a type which the Courts enforce. This does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

(a)

enforcement of obligations and the priority of obligations may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium and other laws of general application relating to or affecting the rights of creditors or by prescription or lapse of time;

(b)

enforcement may be limited by general principles of equity and, in particular, the availability of certain equitable remedies such as injunction or specific performance of an obligation may be limited where a Court considers damages to be an adequate remedy;

(c)	claims may become barred under statutes of limitation or may be or become subject to defences of set-off, counterclaim, estoppel and similar defences;

(d)

where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of, or contrary to the public policy of, that jurisdiction;

(e)	a judgment of a Court may be required to be made in Cayman Islands dollars;

(f)

to the extent that any provision of the Documents is adjudicated to be penal in nature, it will not be enforceable in the Courts; in particular, the enforceability of any provision of the Documents that is adjudicated to constitute a secondary obligation which imposes a detriment on the contract-breaker out of all proportion to any legitimate interest of the innocent party in the enforcement of the primary obligation may be limited;

(g)	to the extent that the performance of any obligation arising under the Documents would be fraudulent or contrary to public policy, it will not be enforceable in the Courts;

(h)

in the case of an insolvent liquidation of the Company, its liabilities are required to be translated into the functional currency of the Company (being the currency of the primary economic environment in which it operated as at the commencement of the liquidation) at the exchange rates prevailing on the date of commencement of the voluntary liquidation or the day on which the winding up order is made (as the case may be);

(i)	a Court will not necessarily award costs in litigation in accordance with contractual provisions in this regard; and

(j)

the effectiveness of terms in the Documents excusing any party from a liability or duty otherwise owed or indemnifying that party from the consequences of incurring such liability or breaching such duty shall be construed in accordance with, and shall be limited by, applicable law, including generally applicable rules and principles of common law and equity.

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2.	Cayman Islands stamp duty will be payable on any Document if it is executed in or brought to the Cayman Islands, or produced before a Court.

3.

A certificate, determination, calculation or designation of any party to the Documents as to any matter provided therein might be held by a Court not to be conclusive, final and binding, notwithstanding any provision to that effect therein contained, for example if it could be shown to have an unreasonable, arbitrary or improper basis or in the event of manifest error.

4.

If any provision of the Documents is held to be illegal, invalid or unenforceable, severance of such provision from the remaining provisions will be subject to the discretion of the Courts notwithstanding any express provisions in this regard.

5.

Every conveyance or transfer of property, or charge thereon, and every payment obligation and judicial proceeding, made, incurred, taken or suffered by a company at a time when that company was unable to pay its debts within the meaning of section 93 of the Companies Law (2020 Revision) (as amended) of the Cayman Islands (the “Companies Law”), and made or granted in favour of a creditor with a view to giving that creditor a preference over the other creditors of the company, would be invalid pursuant to section 145(1) of the Companies Law, if made, incurred, taken or suffered within the six months preceding the commencement of a liquidation of that company. Such actions will be deemed to have been made with a view to giving such creditor a preference if it is a “related party” of the company. A creditor shall be treated as a related party if it has the ability to control the company or exercise significant influence over the company in making financial and operating decisions.

6.

Any disposition of property made at an undervalue by or on behalf of a company and with an intent to defraud its creditors (which means an intention to wilfully defeat an obligation owed to a creditor), shall be voidable:

(a)	under section 146(2) of the Companies Law at the instance of the company’s official liquidator; and

(b)	under the Fraudulent Dispositions Law, at the instance of a creditor thereby prejudiced,

provided that in either case, no such action may be commenced more than six years after the date of the relevant disposition.

7.

If any business of a company has been carried on with intent to defraud creditors of the company or creditors of any other person or for any fraudulent purpose, the Court may declare that any persons who were knowingly parties to the carrying on of the business of the company in such manner are liable to make such contributions, if any, to the company’s assets as the Court thinks proper.

8.

Notwithstanding any purported date of execution in any of the Documents, the rights and obligations therein contained take effect only on the actual execution and delivery thereof but the Documents may provide that they have retrospective effect as between the parties thereto alone.

9.

The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions and/or measures adopted by the European Union Council for Common Foreign & Security Policy extended to the Cayman Islands by the Order of Her Majesty in Council.

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10.	Under the laws of the Cayman Islands, persons who are not party to a Document have no direct rights or obligations under such Document unless:

(a)	such Document expressly provides in writing that such persons may in their own right enforce a term of such Document under The Contracts (Rights of Third Parties) Law, 2014 of the Cayman Islands;

(b)	they are persons acting pursuant to powers contained in a deed poll; or

(c)	they are beneficiaries under properly constituted trusts.

11.

Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing issued by the Registrar. The Company shall be deemed to be in good standing under section 200A of the Companies Law on the date of issue of the certificate if all fees and penalties under the Companies Law have been paid and the Registrar has no knowledge that the Company is in default under the Companies Law.

12.	We express no opinion upon any provisions in the Memorandum and Articles or any document which contains a reference to any law or statute that is not a Cayman Islands law or statute.

13.	We express no opinion upon the effectiveness of any clause of the Documents which provides that the terms of such Document may only be amended in writing.

14.

We render no opinion as to the specific enforcement as against the Company of covenants granted by the Company to do or to omit to do any action or other matter which is reserved by applicable law or the Company’s constitutional documents to the members of the Company or to any other person.

15.	If:

(a)

the performance of the Documents or the consummation of the transactions contemplated thereby constitutes an arrangement which facilitates the retention or control by or on behalf of another person of terrorist property (as defined in the Terrorism Law) by concealment, by removal from the jurisdiction or by transfer to nominees; or

(b)	any party to the Documents:

(i)

by any means directly or indirectly knowingly provides or collects property (as defined under the Terrorism Law) or attempts to do so, with the intention that the property should be used or in the knowledge that it will be used in whole or in part:

(A)	in order to carry out an act of terrorism (as defined under the Terrorism Law);

(B)

by a terrorist (as defined under the Terrorism Law) to facilitate the first-mentioned person’s activities related to acts of terrorism or membership in a terrorist organisation (as defined under the Terrorism Law); or

(C)	by a terrorist organisation;

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(ii)	uses property for the purposes of terrorism;

(iii)

possesses property and intends that it should be used, or has reasonable cause to suspect that it may be used, for the purposes of the financing of acts of terrorism, terrorists or terrorist organisations;

(iv)

possesses or acquires property which that person knows or has reasonable cause to suspect has been used, directly or indirectly, in the commission of the financing of acts of terrorism, terrorists or terrorist organisations;

(v)	acquires property as a result of or in connection with acts of terrorism; or

(vi)

enters into or becomes concerned in an arrangement as a result of which terrorist property is made available or is to be made available to another and knows or has reasonable cause to suspect that property will or may be used for the purposes of the financing of acts of terrorism, terrorists or terrorist organisations, then an offence may be committed under the Terrorism Law.